AMENDMENT NO. 4 TO LOAN AGREEMENT

THIS AMENDMENT NO. 4 TO LOAN AGREEMENT is made as of March 1, 2007 by and between M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (“M&I”), and TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Borrower”).

IN CONSIDERATION OF the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, it is hereby agreed that:

ARTICLE I - DEFINITIONS

When used herein, the following terms shall have the meanings specified:

1.1           Amendment.  “Amendment” shall mean this Amendment No. 4 to Loan Agreement.

1.2           Loan Agreement.  “Loan Agreement” shall mean the Loan Agreement between M&I and the Borrower, dated as of December 19, 2002 together with the Exhibits and Schedules attached thereto, as amended by an Amendment No. 1 to Loan Agreement dated as of September 13, 2004, a Letter Agreement dated as of March 14, 2005, a Letter Agreement dated as of June 30, 2005, a Letter Agreement dated as of October 21, 2005, an Amendment No. 2 to Loan Agreement dated as of April 10, 2006 and an Amendment No. 3 to Loan Agreement dated as of October 31, 2006.

1.3           Other Terms.  The other capitalized terms used in this Amendment shall have the definitions specified in the Loan Agreement.

ARTICLE II - AMENDMENTS

The Loan Agreement is amended as of the date hereof as follows:

2.1           Section 4.11 – Capital Expenditures.  Section 4.11 is amended in its entirety to read as follows:

4.11           Capital Expenditures.  Make, or enter into any binding agreement to make, expenditures for fixed or capital assets (including expenditures financed with Permitted Indebtedness) in excess of (i) $17,000,000 in the aggregate for Borrower’s fiscal year ending June 30, 2007 and (ii) $15,000,000 in the aggregate for each fiscal year thereafter, in each case on a noncumulative basis.

2.2           Section 7.1 – Definitions - Revolving Credit Commitment.  The definition of “Revolving Credit Commitment” in Section 7.1 is amended in its entirety to read as follows:

“Revolving Credit Commitment” shall mean the commitment of M&I to make Revolving Credit Loans to the Borrower up to a maximum principal amount of (i) Sixty Million Dollars

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($60,000,000) during the period beginning March 7, 2007 through and including March 16, 2007 and (ii) Thirty-Five Million Dollars ($35,000,000) at all times before such period and after such period, in each case minus the undrawn face amount of outstanding Letters of Credit.

2.3           Exhibit C.  Exhibit C to the Loan Agreement is replaced with Exhibit C to this Amendment.

2.4           Miscellaneous Amendments.  The Loan Agreement, the Revolving Credit Note, and all other agreements, documents, instruments and materials executed and delivered heretofore or hereafter pursuant to the Loan Agreement are deemed hereby to be amended so that any reference therein to the Loan Agreement shall be a reference to such documents as amended by or pursuant to this Amendment.  Any references contained in the Loan Agreement or any related documents to the Revolving Credit Note shall refer to the Revolving Credit Note in the form of Exhibit C attached to this Amendment.

ARTICLE III - ITALIAN RESTRUCTURING

Notwithstanding anything in the Loan Agreement to the contrary, the Italian Restructuring shall not be considered for purposes of determining the Borrower's compliance with Section 4.3 (Indebtedness), Section 4.5 (Disposition of Assets), Section 4.6 (Investments) and Section 4.8 (Transactions with Affiliates).  The term “Italian Restructuring” shall mean, collectively, the following:  a sale by the Borrower to Twin Disc Technodrive Srl, an Italian corporation (“Technodrive”) of the stock of three of the Borrower’s wholly owned European subsidiaries:  B.C.S. Srl, an Italian corporation (“BCS”), B.C.S. Service Srl, an Italian corporation (“BCS Service”) and Vetus Italia Srl, an Italian corporation, (“Vetus”) for an aggregate purchase price for the stock of the three companies of €16,715,000.  The stock purchase would be funded by a loan, in an amount not to exceed €16,715,000, from the Borrower to Twin Disc International, S.A. (“Twinsa”).  Twinsa would, in turn, lend these funds to Technodrive to complete the stock purchase from the Borrower.  Twinsa would deliver to the Borrower its promissory note in the aggregate amount of €16,715,000, and Technodrive would deliver its promissory note to Twinsa for such amount, in each case representing a purchase price of €12,285,000 for BCS, €75,600 for BCS Service and €4,354,400 for Vetus.  Technodrive, BCS, BCS Service and Twin Disc Srl, an Italian corporation, would be consolidated and merged into a single corporation, with Technodrive being the surviving corporation.  Technodrive would then be renamed “Twin Disc Srl.”  The Italian Restructuring shall all be accomplished pursuant to and in accordance with the written proposal provided by the Borrower to M&I on February 5, 2007.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to M&I that:

4.1           Loan Agreement.  All of the representations and warranties made by the Borrower in the Loan Agreement are true and correct on the date of this Amendment.  No Default or Event

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of Default under the Loan Agreement has occurred and is continuing as of the date of this Amendment.

4.2           Authorization; Enforceability.  The making, execution and delivery of this Amendment and the Revolving Credit Note, and performance of and compliance with the terms of the Loan Agreement as amended and of the Revolving Credit Note, have been duly authorized by all necessary corporate action by the Borrower.  This Amendment and the Revolving Credit Note constitute the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

4.3           Absence of Conflicting Obligations.  The making, execution and delivery of this Amendment and the Revolving Credit Note, and performance and compliance with the terms of the Loan Agreement as amended and of the Revolving Credit Note, do not violate any presently existing provision of law or the Articles of Incorporation or Bylaws of the Borrower or any Subsidiary or any agreement to which the Borrower or any Subsidiary is a party or by which any of them are bound.

ARTICLE V - MISCELLANEOUS

5.1           Continuance of the Loan Agreement.  Except as specifically amended by this Amendment, the Loan Agreement and all other agreements, documents, instruments and materials executed and delivered heretofore or hereafter pursuant to the Loan Agreement shall remain in full force and effect.

5.2           Expenses and Attorney’s Fees.  The Borrower shall pay all fees and expenses incurred by M&I, including the reasonable fees of counsel, in connection with the preparation of this Amendment and the consummation of the transactions contemplated by this Amendment, and the protection or enforcement of the rights of M&I under this Amendment.

5.3           Survival.  All agreements, representations and warranties made in this Amendment or in any documents delivered pursuant to this Amendment shall survive the execution of this Amendment and the delivery of any such document.

5.4           Governing Law.  This Amendment and the other documents issued pursuant to this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin applicable to contracts made and wholly performed within such state.

5.5           Counterparts; Headings.  This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.  Article and Section headings in this Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

5.6           Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

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5.7           Effectiveness.  This Amendment shall be effective as of the date first written above upon receipt by M&I of the following items:

(a)           this Amendment duly executed by the Borrower;

(b)           the Revolving Credit Note duly executed by the Borrower;

(c)           a certificate of the secretary or an assistant secretary of the Borrower dated the date hereof as to:  (i) the incumbency and signature of the officers of the Borrower who have signed or will sign this Amendment, the Revolving Credit Note and the other documents required hereunder; and (ii) the adoption and continuing effect of resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Amendment, the Revolving Credit Note and the other documents required hereunder;

(d)           an executed amendment to the Note Agreement dated as of April 10, 2006, described in clause (f) of the definition of Permitted Indebtedness contained in the Loan Agreement, which shall be in a form acceptable to M&I; and

(e)           such additional supporting documents and materials as M&I may reasonably request.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 to Loan Agreement as of the date first written above.

M&I MARSHALL & ILSLEY BANK
By:______________________________________ Title:______________________________________
Attest:______________________________________ Title:______________________________________
TWIN DISC, INCORPORATED By:______________________________________ Title: Vice President – Finance, Chief Financial Officer and Secretary

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EXHIBIT C

AMENDED AND RESTATED REVOLVING CREDIT NOTE

$60,000,000.00                                                                                                           Milwaukee, Wisconsin
September 13, 2004
as amended and restated on October 31, 2006
as further amended and restated on March 1, 2007

FOR VALUE RECEIVED, TWIN DISC, INCORPORATED, a Wisconsin corporation (the “Borrower”), hereby promises to pay to the order of M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (“M&I”), on the Revolving Credit Termination Date (as defined in the Loan Agreement referred to below) (or such earlier maturity date resulting from acceleration) the principal sum of SIXTY MILLION DOLLARS ($60,000,000.00) or such lesser amount of revolving credit loans which are owing from the Borrower to M&I under the Revolving Credit Commitment provided for in the Loan Agreement referenced below.  The Borrower hereby agrees to make all required payments of principal necessary so that the outstanding amount of revolving credit loans plus the undrawn face amount of letters of credit, all as described in the Loan Agreement, shall not at any time, exceed the Revolving Credit Commitment, as defined in the Loan Agreement.

The unpaid principal shall bear interest from the date hereof until paid at an annual rate, computed on the basis of a 360-day year, as set forth in the Loan Agreement.  Interest accrued on the outstanding principal balance shall be payable on the last day of each month, commencing on September 30, 2004, and continuing thereafter until the outstanding principal balance is repaid in full, with all accrued interest paid with the final payment of principal.  Interest will be payable in the amounts in accordance with the terms of the Loan Agreement.  The Borrower hereby agrees to pay such interest.

In the event that any amount of the principal of, or interest on, this Note is not paid when due (whether at stated maturity, by acceleration or otherwise), the entire principal amount outstanding under this Note shall bear interest at the annual rate equal to the rate otherwise in effect under the Loan Agreement plus three percent (3%) from the due date until all such overdue amounts have been paid in full.

Payments of both principal and interest and other amounts due hereunder are to be made in lawful money of the United States of America at the offices of M&I Marshall & Ilsley Bank, Attention:  Commercial Loan Department, 770 North Water Street, Wisconsin 53202, or at such other place as the holder shall designate in writing to the maker.

The makers and all endorsers hereby severally waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note.  The Borrower hereby agrees to pay all reasonable fees and expenses incurred by M&I or any subsequent holder, including the reasonable fees of counsel, in connection with the protection and enforcement of the rights of M&I or any subsequent holder of this Note, including without limitation, the collection of any amounts due under this Note and the protection and enforcement

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of such rights in any bankruptcy, reorganization or insolvency proceedings involving the Borrower, both before and after judgment.

This Note constitutes the Revolving Credit Note described in that certain Loan Agreement, as amended (the Loan Agreement, as previously amended and as further amended from time to time, is referred to herein as the “Loan Agreement”) dated as of December 19, 2002 by and between M&I and the Borrower to which Loan Agreement reference is hereby made for a statement of the terms and conditions under which the Revolving Credit Loans evidenced hereby may be made and a description of the terms and conditions upon which this Note may be prepaid in whole or in part.  In case an Event of Default, as defined in the Loan Agreement, shall occur, the entire unpaid principal and accrued interest may be automatically due and payable or may be declared due and payable as provided in the Loan Agreement.

This Note is an amendment and restatement of that certain Amended and Restated Revolving Credit Note executed by the Borrower payable to the order of M&I in the original principal amount of $35,000,000 dated as of September 13, 2004, as amended and restated on October 31, 2006 (the “Prior Note”) and evidences an extension and continuation of the indebtedness evidenced by the Prior Note.  The Borrower hereby acknowledges and agrees that such indebtedness has not been repaid or extinguished and that the execution hereof does not constitute a novation of the Prior Note.  Moreover, this Note shall be entitled to all security and collateral to which the Prior Note was entitled, without change or diminution in the priority of any lien or security interest granted to secure the Prior Note.  The maximum principal amount of Revolving Credit Loans which may be advanced under the Loan Agreement was increased to $60,000,000.

TWIN DISC, INCORPORATED

By:______________________________________
Its:  Vice President – Finance, Chief Financial Officer and Secretary

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